McGLADREY & PULLEN, LLP
                  Certified Public Accountants and Consultants




                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders
New York State Opportunity Funds Trust


         We hereby consent to the use of our report dated February 25, 1997 on the financial statement of New York Equity Fund series of New York Opportunity Fund Trust referred to therein in Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A, file No. 333-17381, as filed with the Securities and Exchange Commission.

         We also consent to the reference to our firm in the Prospectus under the caption "Independent Auditors" and in the Statement of Additional Information under the captions "Independent Auditors" and "Financial Statements".




                                             /s/McGladrey & Pullen, LLP
                                             McGladrey & Pullen, LLP





New York, New York
October 29, 1997